Quality International Co. Ltd FZC

Reports and financial statements
For the year ended 31 December 2021

Quality International Co. Ltd FZC

Contents

Contents	Pages
Directors' report	1
Independent auditor's report	2 - 4
Statement of financial position	5
Statement of profit or loss and other comprehensive income	6
Statement of changes in equity	7
Statement of cash flows	8
Notes to the financial statements	9 - 46

REPORT OF THE BOARD OF DIRECTORS

The Board of Directors are pleased to present their report together with the audited financial statements of Quality International Co. Ltd FZC (the "Company") for the year ended 31 December 2021.

PRINCIPAL ACTIVITIES

The Company is licensed by Hamriyah Free Zone Authority to engage in general trading, manufacturing and fabrication of steel and steel products and manufacturing of pressure vessels, tanks, heat exchangers and construction of storage tanks and piping.

The registered office of the Company is at P.O. Box 50622, Hamriyah Free Zone, Sharjah, United Arab Emirates.

RESULTS

During the year ended 31 December 2021, contract revenue amounted to AED 101,016,686 (2020: AED 150,788,183). The Company's Profit/(Loss) for the year amounted to AED (26,356,026) (2020: AED 1,233,440) as set out in the attached financial statements.

AUDITORS

Deloitte & Touche (M.E.) were appointed as external auditors of the Group for the year ended 31 December 2021. Deloitte & Touche (M.E.) are eligible for reappointment for 2022 and have expressed their willingness to continue in office.

Signed on behalf of the Board of Directors

Mr. Ramakrishnan Saseendran Kodapully
Managing Director

16 November 2022

Mr. Adnan Abdulrahman Abdulla Sharafi
Director

16 November 2022

Deloitte.

Deloitte & Touche (M.E.)
Building 3, Level 6
Emaar Square
Downtown Dubai
P.O. Box 4254
Dubai
United Arab Emirates

Tel: +971 (0) 4 376 8888
Fax:+971 (0) 4 376 8899
www.deloitte.com

INDEPENDENT AUDITOR'S REPORT

The Shareholders
Quality International Co. Ltd FZC
United Arab Emirates

REPORT ON THE AUDIT OF THE FINANCIAL STATEMENTS

Opinion

We have audited the financial statements of **Quality International Co. Ltd FZC** (the "Company"), which comprise the statement of financial position as at 31 December 2021, the statement of profit or loss and other comprehensive income, statement of changes in equity and statement of cash flows for the year then ended and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at 31 December 2021, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs).

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial statements section of our report. We are independent of the Company in accordance with the International Ethics Standards Board for Accountants' Code of Ethics for Professional Accountants (IESBA Code) together with the other ethical requirements that are relevant to our audit of the Company's financial statements in the United Arab Emirates, and we have fulfilled our other ethical responsibilities in accordance with these requirements and IESBA code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Matter

The financial statements of the Company for the year ended 31 December 2020 were audited by another auditor, who expressed in their audit report dated 4 January 2022 a modified opinion on those financial statements pertaining to long and overdue balances in accounts receivables and unrealised balance of capital work-in-progress.

Other Information

Management is responsible for the other information. The other information comprises the report of the Board of Directors which we obtained prior to the date of this auditor's report. The other information does not include the financial statements and our auditor's report thereon.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance or conclusion thereon.

Other Information (continued)

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed on the other information that we obtained prior to the date of this auditor's report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and the Board of Directors for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRSs and in compliance with the applicable provisions of the Company's Articles of Association and the Implementing rules and regulations concerning the establishment of legal establishments in Hamriyah Free Zone Sharjah Emiri Decree No. (6) of 1995 and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations or has no realistic alternative but to do so.

The Board of Directors are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than the one resulting from error, as fraud may involve collusion, forgery, intentional omission, misrepresentations, or the override of internal control.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.
- Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

Deloitte.

INDEPENDENT AUDITOR'S REPORT
To the Shareholders of Quality International Co. LTD FZC (continued)

Auditor's Responsibilities for the Audit of the Financial statements (continued)

- Conclude on the appropriateness of management's use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report. However, future events or conditions may cause the Company to cease to continue as a going concern.
- Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
- Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the Company audit. We remain solely responsible for our audit opinion.

We communicate with Those Charged with Governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Report on Other Legal and Regulatory Requirements

We also confirm that the financial statements include in all material respects, the requirements of the Implementing rules and regulations concerning the establishment of legal establishments in Hamriyah Free Zone Sharjah Emiri Decree No. (6) of 1995 and proper books of account have been kept by the Company and an inventory was duly carried out. We have obtained all the information and explanations which we required for the purpose of our audit, and to the best of our knowledge and belief no violations of the requirements of the Implementing rules and regulations concerning the establishment of legal establishments in Hamriyah Free Zone Sharjah Emiri Decree No. (6) of 1995, have occurred during the year ended 31 December 2021, which would have had a material effect on the business of the Company or on its financial position.

Deloitte & Touche (M.E.)

Mohammad Jallad
Registration No. 1164
16 November 2022
Dubai
United Arab Emirates

Quality International Co. Ltd FZC

Statement of comprehensive income
For the year ended 31 December 2021

	Notes	2021 AED	2020 AED
Revenue from contracts with customers	4	**101,016,686**	150,788,183
Cost of revenue	5	**(95,110,822)**	(117,699,365)
Gross profit		**5,905,864**	33,088,818
Other income	6	**3,216,789**	2,543,459
Selling and distribution expenses	7	**(236,662)**	(179,132)
General and administrative expenses	8	**(21,973,434)**	(20,701,366)
Finance costs	9	**(13,268,583)**	(13,518,339)
(Loss)/profit for the year		**(26,356,026)**	1,233,440
Other comprehensive income		**-**	-
Total comprehensive (loss)/income for the year		**(26,356,026)**	1,233,440

Earnings before interest, tax, depreciation and amortisation (EBITDA)			
(Loss)/profit for the year		**(26,356,026)**	1,233,440
Finance costs	9	**13,268,583**	13,518,339
Depreciation on property, plant and equipment	10	**10,553,109**	11,963,248
Amortisation of intangible assets	11	**81,665**	81,665
Depreciation of right-of-use assets	22	**4,822,394**	5,286,604
EBITDA		**2,369,725**	32,083,296

The attached notes 1 to 30 form part of these financial statements.

Quality International Co. Ltd FZC

Statement of financial position as at 31 December 2021

	Notes	2021 AED	2020 AED
ASSETS			
Non-current assets			
Property, plant and equipment	10	**82,272,514**	87,017,602
Right-of-use assets	22	**47,341,318**	52,163,712
Intangible assets	11	**48,047**	129,712
Total non-current assets		**129,661,879**	139,311,026
Current assets			
Inventories	12	**5,556,176**	5,828,598
Work-in-progress	13	**193,942,905**	187,362,399
Advances, deposits and other receivables	14	**35,653,053**	24,382,458
Retention receivables	15	**5,454,298**	5,454,298
Accounts receivable	16	**71,166,769**	103,894,647
Amount due from a related party	17	**23,375,682**	32,569,862
Bank balances and cash	18	**1,663,856**	4,976,978
Total current assets		**336,812,739**	364,469,240
Total assets		**466,474,618**	503,780,266
EQUITY AND LIABILITIES			
Equity			
Share capital	19	**150,000**	150,000
Additional capital contribution	19	**9,850,000**	9,850,000
Statutory reserve	20	**150,000**	150,000
Retained earnings		**144,377,689**	170,733,715
Shareholder's current account	21	**17,142,870**	23,308,822
Total equity		**171,670,559**	204,192,537
Liabilities			
Non-current liabilities			
Lease liabilities	22	**54,957,420**	55,146,447
Bank borrowings	23	**68,264,743**	85,650,692
Employees' end of service benefits	24	**6,876,897**	6,303,365
Total non-current liabilities		**130,099,060**	147,100,504
Current liabilities			
Bank borrowings	23	**62,985,792**	50,126,041
Contract and other payables	25	**98,776,386**	95,361,619
Lease liabilities	22	**2,942,821**	6,999,565
Total current liabilities		**164,704,999**	152,487,225
Total liabilities		**294,804,059**	299,587,729
Total equity and liabilities		**466,474,618**	503,780,266

Mr. Ramakrishnan Saseendran Kodapully
Managing Director
16 November 2022

Mr. Adnan Abdulrahman Abdulla Sharafi
Director
16 November 2022

The attached notes 1 to 30 form part of these financial statements.

Quality International Co. Ltd FZC

Statement of changes in equity
For the year ended 31 December 2021

	Share capital AED	Additional capital contribution AED	Statutory reserve AED	Retained earnings AED	Shareholder's current account AED	Total equity AED
Balance at 1 January 2020	150,000	9,850,000	150,000	169,500,275	42,591,311	222,241,586
Profit for the year	-	-	-	1,233,440	-	1,233,440
Total comprehensive income for the year	-	-	-	1,233,440	-	1,233,440
Utilisation of funds from the shareholder's current account	-	-	-	-	(19,282,489)	(19,282,489)
Balance at 31 December 2020	150,000	9,850,000	150,000	170,733,715	23,308,822	204,192,537
Loss for the year	-	-	-	(26,356,026)	-	(26,356,026)
Total comprehensive loss for the year	-	-	-	(26,356,026)	-	(26,356,026)
Utilisation of funds from the shareholder's current account	-	-	-	-	(6,165,952)	(6,165,952)
Balance at 31 December 2021	**150,000**	**9,850,000**	**150,000**	**144,377,689**	**17,142,870**	**171,670,559**

The attached notes 1 to 30 form part of these financial statements.

Quality International Co. Ltd FZC

Statement of cash flows
For the year ended 31 December 2021

	Notes	2021 AED	2020 AED
Operating activities			
(Loss)/profit for the year		**(26,356,026)**	1,233,440
Adjustments for:			
Finance costs	9	**13,268,583**	13,518,339
Depreciation on property, plant and equipment	10	**10,553,109**	11,963,248
Depreciation on right-of-use assets	22	**4,822,394**	5,286,604
Provision for employees' end of service benefits	24	**1,041,865**	910,998
Amortisation of intangible assets	11	**81,665**	81,665
Gain on disposal of fixed assets	6	**(50,500)**	-
Interest income	6	**-**	(20,971)
		3,361,090	32,973,323
Working capital changes:			
Decrease in inventories		**272,422**	2,844,268
Decrease/(increase) in accounts receivable		**32,727,878**	(24,472,974)
Increase in work-in-progress*		**(6,580,506)**	(55,400,647)
Increase in retention receivables**		**-**	(43,486)
(Increase)/decrease in advances, deposits and other receivables		**(11,270,595)**	37,318,575
Increase in contract and other payables		**3,414,767**	349,634
Decrease in amount due from a related party		**9,194,180**	9,397,692
Cash generated from operations		**31,119,236**	2,966,385
Employees' end of service benefits paid	24	**(468,333)**	(301,406)
Finance costs paid	9	**(10,627,378)**	(10,938,006)
Interest received	6	**-**	20,971
Net cash flows generated from/(used in) operating activities		**20,023,525**	(8,252,056)
Investing activities			
Release of fixed deposits	18	**2,018,214**	1,284,768
Purchase of property, plant and equipment	10	**(5,808,021)**	(872,118)
Sale of Property, Plant & Equipment	6	**50,500**	-
Purchase of intangible assets	11	**-**	(15,000)
Net cash flows (used in)/generated from investing activities		**(3,739,307)**	397,650
Financing activities			
Payment of term loans		**(7,606,462)**	(82,415,222)
Proceeds from new term loans		**-**	96,100,000
Net movement in bank borrowings		**5,455,522**	(8,552,190)
Payment of finance lease		**-**	(109,783)
Utilisation of funds from the shareholders' current account, net		**(6,165,952)**	285,621
Payment of lease liabilities	22	**(6,886,976)**	(3,618,649)
Net cash flows (used in)/generated from financing activities		**(15,203,868)**	1,689,777
Net increase/(decrease) in cash and cash equivalents		**1,080,350**	(6,164,629)
Cash and cash equivalents at 1 January		**(7,160,072)**	(995,443)
Cash and cash equivalents at 31 December	18	**(6,079,722)**	(7,160,072)

Non-cash transactions not reflected in the statement of cash flows are as follows:
*Allocation of shareholder's injection against work-in-progress AED Nil (2020: AED 1,548,172).
**Allocation of shareholder's injection against retention receivables AED Nil (2020: AED 18,019,938).

The attached notes 1 to 30 form part of these financial statements.

1 Activities

Quality International Co. Ltd FZC (formerly known as Quality International Co. Ltd FZE), Hamriyah Free Zone, Sharjah, United Arab Emirates (the "Company") was registered on September 11, 2008 as a Free Zone Company and operates in the United Arab Emirates under commercial and industrial licenses issued by the Hamriyah Free Zone Authority, Government of Sharjah, Sharjah, United Arab Emirates. The Company was converted to Free Zone Company and the name was changed to Quality International Co. Ltd FZC via Memorandum and Articles of Association executed on 11 May 2017. The Company also operates through Quality International Co. Ltd FZC, Fujairah and Quality International Co. Ltd (LLC), Ajman, entities registered in the emirates of Fujairah and Ajman, respectively.

The Company is licensed by Hamriyah Free Zone Authority, Government of Sharjah to engage in general trading, manufacturing and fabrication of steel and steel products and mainly manufacturing of pressure vessels, tanks, heat exchangers and construction of storage tanks and piping.

The registered address of the Company is P.O. Box: 50622, Hamriyah Free Zone, Sharjah, United Arab Emirates.

Effective 31 July 2017, 50% of the shareholding of the Company was acquired by Gerab National Enterprises (L.L.C) and as per the Addendum to the Articles of Association, the shareholding pattern was changed to the following:

Shareholders	***2021 Number of Shares***	*2020 Number of shares*	***2021 AED***	*2020 AED*
Mr. Ramakrishnan Saseendran Kodapully	**75**	75	**75,000**	75,000
Gerab National Enterprises (L.L.C)	**75**	75	**75,000**	75,000
	150	150	**150,000**	150,000

2 Basis of preparation, statement of compliance and changes in accounting policies

2.1 Fundamental accounting concept

The Company has outstanding receivables and work-in-progress of AED 98,959,875 (2020: AED 99,277,498), of which, any unrealised portion is guaranteed by a shareholder. If management provides for the expected credit losses on the aforementioned, the Company would have been in breach of its banking covenants with its lenders. Consequently, the non-current portion of the bank borrowings would have been disclosed as a part of the current portion liabilities. However, management is confident of recovering most of the amounts through the positive outcome of the arbitration/negotiations with customers or through a further injection of funds by a shareholder.

The financial statements of the Company has been prepared on a going concern basis as the shareholders have resolved to provide the necessary financial support to the Company to enable it to continue its operations and meet its obligations as they fall due. The Company also has sufficient remaining performance obligations as at the reporting date to support the preparation of the financial statements on a going concern basis. Furthermore, the banks are willing to continue with the existing financing facilities with the Company.

2 Basis of preparation, statement of compliance and changes in accounting policies (continued)

2.2 Statement of compliance

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) and applicable requirements of U.A.E. Federal Law No. (2) of 2015 (as amended).

Federal Law No. 32 of 2021 on Commercial Companies (the **"New Companies Law"**) was issued on 20 September 2021 and will come into effect on 2 January 2022, to entirely replace Federal Law No. 2 of 2015 on Commercial Companies, as amended (the **"2015 Law"**). The Entity is in the process of reviewing the new provisions and will apply the requirements thereof no later than one year from the date on which the amendments came into effect.

Federal Decree-Law No. 26 of 2020 which amends certain provisions of Federal Law No. 2 of 2015 on Commercial Companies was issued on 27 September 2020 and the amendments came into effect on 2 January 2021. The Company is in the process of reviewing the new provisions and will apply the requirements thereof no later than one year from the date on which the amendments came into effect.

2.3 Basis of preparation

The financial statements have been prepared under the historical cost convention. The financial statements have been presented in United Arab Emirates Dirhams (AED), being the functional and reporting currency of the Company.

2.4 Changes in accounting policies

The accounting policies used in the preparation of the financial statements are consistent with those used in the preparation of the financial statements for the year ended 31 December 2020, except for the adoption of the following new standards, amendments and interpretation effective as of 1 January 2021, as listed below. The Company has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

Although these new standards and amendments applied for the first time in 2021, they did not have a material impact on the financial statements of the Company. The new and amended standards and interpretations applied during the year are disclosed below.

2.5 Impact of the initial application of other new and amended IFRS Standards that are effective for the current year

In the current year, the Company has applied a number of amendments to IFRS Standards and Interpretations issued by the IASB that are effective for an annual period that begins on or after 1 January 2021. Their adoption has not had any material impact on the disclosures or on the amounts report in these financial statements:

- *Amendments to References to the Conceptual Framework in IFRS Standards*
- *Amendments to IFRS 3 Definition of a business*
- *Amendments to IAS 1 and IAS 8 Definition of material*
- Interest Rate Benchmark Reform — Phase 2 (Amendments to IFRS 9 *Financial Instruments*, IAS 39 *Financial Instruments: Recognition and Measurement*, IFRS 7 *Financial Instruments Disclosures*, IFRS 4 *Insurance Contracts* and IFRS 16 *Leases*)
- *Covid-19-Related Rent Concessions beyond 30 June 2021-Amendment to IFRS 16*

Other than the above, there are no other significant IFRSs and amendments that were effective for the first time for the financial year beginning on or after 1 January 2021.

2 Basis of preparation, statement of compliance and changes in accounting policies (continued)

2.6 New and amended IFRSs in issue but not yet effective and not early adopted

The Company has not applied the following new and revised IFRSs that have been issued but are not yet effective.

New and revised IFRSs	Effective for annual periods beginning on or after
IFRS 17 *Insurance Contracts*	1 January 2023
IFRS 10 and IAS 28 (amendments) *Sale or Contribution of Assets between an Investor and its Associate or Joint Venture*	Effective date deferred indefinitely. Early adoption is still permitted
Amendments to IAS 1 *Classification of Liabilities as Current or Non-current*	1 January 2023
Amendments to IFRS 3 *Reference to the Conceptual Framework*	1 January 2022
Amendments to IAS 16 *Property, Plant and Equipment—Proceeds before Intended Use*	1 January 2022
Amendments to IAS 37 *Onerous Contracts – Cost of Fulfilling a Contract*	1 January 2022
Annual Improvements to IFRS Standards 2018-2020 Cycle *Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards, IFRS 9 Financial Instruments, IFRS 16 Leases, and IAS 41 Agriculture*	1 January 2022
Amendments to IAS 1 and IFRS Practice Statement 2 *Disclosure of Accounting Policies*	1 January 2023
Amendments to IAS 8 *Definition of Accounting Estimates*	1 January 2023
Amendments to IAS 12 *Deferred Tax related to Assets and Liabilities arising from a Single Transaction*	1 January 2023

Management anticipates that these new standards, interpretations and amendments will be adopted in the Company's financial statements as and when they are applicable and adoption of these new standards, interpretations and amendments, may have no material impact on the financial statements of the Company in the period of initial application.

3 Significant accounting policies, judgments, estimates and assumptions

3.1 Significant accounting judgements, estimates and assumptions

The preparation of the Company's financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, the accompanying disclosures, and the disclosure of contingent liabilities at the date of the financial statements. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. The Company has used judgment and estimates principally in, but not limited to, the following:

Judgments

In the process of applying the Company's accounting policies, management has made the following judgments, apart from those involving estimations, which have the most significant effect on the amounts recognised in the financial statements:

3 Significant accounting policies, judgments, estimates and assumptions

3.1 Significant accounting judgements, estimates and assumptions

Judgments (continued)

Revenue from contracts with customers
The Company applied the following judgements that significantly affect the determination of the amount and timing of revenue from contract with customers:

a) *Determining method to estimate variable consideration and assessing the constraint*
Certain contracts for the manufacture of process equipment include a right to claim damages by the customer that give rise to variable consideration. In estimating the variable consideration, the Company is required to use either the expected value method or the most likely amount method based on which method better predicts the amount of consideration to which it will be entitled.

The Company uses a pre-agreed percentage method to estimate the amount of penalty that will be paid to the customer because this method best predicts the amount of variable consideration to which the Company will be entitled.

Before including any amount of variable consideration in the transaction price, the Company considers whether the amount of variable consideration is constrained. The Company determined that the estimates of the variable consideration are not constrained based on its historical experience, business forecast and current economic conditions.

b) *Consideration of significant financing component in a contract*
The Company sells customised process equipment for which the manufacturing lead time after signing the contract could be up to 18 to 24 months. This type of contract includes two alternative payment options for the customer, i.e., payment of the transaction price equal to the cash selling price upon delivery of the equipment or payment of a lower transaction price when the contract is signed. The Company concluded that there is no significant financing component for those contracts where the customer elects to pay in advance.

Going concern

The Board of Directors has made an assessment of the Company's ability to continue as a going concern and is satisfied that the Company has the resources to continue its operations for the foreseeable future. Furthermore, the Board of Directors are not aware of any other material uncertainty that may cast significant doubt about the Company's ability to continue as a going concern. Therefore, the financial statements continue to be prepared on a going concern basis.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.1 Significant accounting judgements, estimates and assumptions (continued)

Judgments (continued)

Determination of lease term of contracts with renewal and termination options - Company as a lessee
The Company determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

The Company has several lease contracts that include extension options. The Company applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to renew the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew (e.g., construction of significant leasehold improvements or significant customization to the leased asset).

The Company included the renewal period as part of the lease term for its land leases. The Company typically exercises its option to renew for these leases because there will be a significant negative effect on production if a replacement asset is not readily available.

Estimates and assumptions
The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the financial statements were prepared.

Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Company. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.

Percentage of completion and project cost
The Company recognises contract revenue by reference to the stage of completion of the contract activity at the end of the reporting period, when the outcome of a construction contract can be estimated reliably. The stage of completion is measured by reference to the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs. Significant assumptions are required to estimate the total estimated contract costs and the recoverable variation works that will affect the stage of completion. The estimates are made based on past experience and knowledge of the project engineers.

Estimating costs to complete on such contracts requires the Company to make estimates of future costs to be incurred, based on work to be performed beyond the statement of financial position date. This estimate will impact revenues, cost of sales, work-in-progress, billings in excess of costs and estimated earnings and accrued contract expenses. The carrying amounts of assets and liabilities arising from construction contracts at the end of the reporting period are disclosed in Note 4 to the financial statements.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.1 Significant accounting judgements, estimates and assumptions (continued)

Estimates and assumptions (continued)

Claims
The Company's projects involve complex design, engineering and construction activities. It is inherent in such projects that the Company may incur additional costs or cost overruns during the course of the projects for which billings may not be made until such amounts are eventually agreed by the customers. The negotiation with the customers on such claims is usually concluded after the completion of the contract. In accordance with the Company's accounting policy on revenue recognition, a portion of such claims, to the extent they can be reliably measured and probable to result in revenue, will be recognised as contract revenue as the contract progresses. Management exercises significant judgement and relies on past experience including the progress of negotiations in determining the amount of claim to be recognised as revenue when such claims are being discussed with the customer or pending the approval of the customer.

Provision for expected credit losses of accounts and other receivables and amount due from a related party
The Company uses a provision matrix to calculate ECLs for accounts receivable and other receivables. The provision rates are based on days past due for groupings of various customer segments that have similar loss patterns (i.e., by geography, product type, customer type and rating, and coverage by letters of credit and other forms of credit insurance).

The provision matrix is initially based on the Company's historical observed default rates. The Company calibrates the matrix to adjust the historical credit loss experience with forward-looking information. At every reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analysed.

The assessment of the correlation between historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and of forecast economic conditions. The Company's historical credit loss experience and forecast of economic conditions may also not be representative of customer's actual default in the future.

The Company's management assessment did not account for any provision for expected credit losses on accounts and other receivables, amount due from a related party and bank balances since the ECL was not material as at the reporting dates.

Any difference between the amounts actually collected in future periods and the amounts expected will be recognised in the statement of comprehensive income.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.1 Significant accounting judgements, estimates and assumptions (continued)

Estimates and assumptions (continued)

Impairment of non-financial assets
The Company assesses whether there are any indicators of impairment for all non-financial assets at each reporting date. Non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. Management determines impairment on non-financial assets based on either the fair value or value in use, as appropriate. When value in use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash-generating unit and choose a suitable discount rate in order to calculate the present value of those cash flows.

Based on the assessment of the Company, there is no indication of impairment of its non-financial assets as at 31 December 2021 and as at 31 December 2020.

Useful lives and depreciation of property, plant and equipment, intangible assets and right-of-use assets
The Company's management determines the estimated useful lives of its property, plant and equipment, intangible assets and right-of-use assets for calculating depreciation. This estimate is determined after considering the expected usage of the asset or physical wear and tear. Management reviews the residual value and useful lives annually and future depreciation charge would be adjusted where management believes the useful lives differ from previous estimates.

Provision for liquidated damages
The Company recognises a provision for liquidated damages based on the expenditure required to settle the Company's obligation. The estimate may vary if there is a change in the final settlement amount agreed with the customer. Such a change is accounted for in the period when it is known. At 31 December 2021, the management has made no provision for liquidated damages (2020: Nil) as based on its experience, there are usually no damages paid to the customers.

Impact of COVID-19 pandemic
The existence of novel coronavirus (Covid-19) was confirmed in early 2020 and since then has spread across the globe, causing disruptions to businesses and economic activities through voluntary and mandated closing of businesses by government authorities. The existing and anticipated effects of the outbreak of COVID-19 on the economy is expected to continue to evolve. Considering the nature of the operations of the Company, these developments do not have a significant impact on the financial results and cash flows of the Company.

Leases - estimating the incremental borrowing rate
The Company cannot readily determine the interest rate implicit in the lease, therefore, it uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Company would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Company 'would have to pay', which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease. The Company estimates the IBR using observable inputs (such as market interest rates) when available and is required to make certain entity-specific estimates.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies

The significant accounting policies used in the preparation of the financial statements are set out below:

Revenue from contracts with customers
The principal activity of the Company is to engage in general trading, manufacturing and fabrication or steel and steel products and mainly manufacturing of pressure vessels, tanks, heat exchangers and construction of storage tanks and piping. Revenue from contracts with customers is recognised when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company has generally concluded that it is the principal in its revenue arrangements because it typically controls the goods or services before transferring them to the customer.

Construction contracts
Construction contract revenue and contract costs are recognised as revenue and expenses respectively by reference to the stage of completion of the contract activity at the end of the reporting period, when the outcome of a construction contract can be estimated reliably. The percentage of completion method of accounting requires the reporting of revenues and expenses on a yearly basis, as determined by the percentage of the contract that has been fulfilled. The stage of completion is measured by reference to the proportion of the costs incurred to date.

When the outcome of a construction contract cannot be estimated reliably, contract revenue is recognised to the extent of contract costs incurred that are likely to be recoverable and contracts costs are recognised as expense in the period in which they are incurred. An expected loss on the construction contract is recognised as an expense immediately when it is probable that total contract costs will exceed total contract revenue.

The Company principally operates fixed price contracts. If the outcome of such a contract can be reliably measured, revenue associated with the construction contract is recognised by reference to the stage of completion of the contract activity at year end (the percentage of completion method). The outcome of a construction contract can be estimated reliably when:

(i) the total contract revenue can be measured reliably;
(ii) it is probable that the economic benefits associated with the contract will flow to the entity;
(iii) the costs to complete the contract and the stage of completion can be measured reliably; and
(iv) the contract costs attributable to the contract can be clearly identified and measured reliably so that actual contract costs incurred can be compared with prior estimates. When the outcome of a construction cannot be estimated reliably (principally during early stages of a contract), contract revenue is recognised only to the extent of costs incurred that are expected to be recoverable.

In applying the percentage of completion method, revenue recognised corresponds to the total contract revenue (as defined below) multiplied by the actual completion rate based on the proportion of total contract costs (as defined below) incurred to date over the total estimated contract costs.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Revenue from contracts with customers (continued)

Construction contracts (continued)
Contract revenue corresponds to the initial amount of revenue agreed in the contract and any variations in contract work, claims and incentive payments to the extent that it is probable that they will result in revenue, and they are capable of being reliably measured.

Contract costs include costs that relate directly to the specific contract and costs that are attributable to contract activity in general and can be allocated to the contract.

The Company's contracts are typically negotiated for the construction of a single asset or a group of assets which are closely interrelated or interdependent in terms of their design, technology and function. In certain circumstances, the percentage of completion method is applied to the separately identifiable components of a single contract or to a group of contracts together in order to reflect the substance of a contract or a group of contracts.

Assets covered by a single contract are treated separately when:
- Separate proposals have been submitted for each asset;
- Each asset has been subject to separate negotiation and the contractor and customer have been able to accept or reject that part of the contract relating to each asset; and
- Cost and revenue of each asset can be identified.

A group of contracts are treated as a single construction contract when:
- The group of contracts is negotiated as a single package; the contracts are so closely interrelated that they are, in effect, part of a single project with an overall profit margin; and
- The contracts are performed concurrently or in a continuous sequence.

Variations
Variations are recognised in contract revenue when the outcome can be determined with reasonable certainty and are capable of being reliably measured.

Claims
Claims are recognised in contract revenue when:
- Negotiations have reached an advanced stage such that it is probable that the customer will accept the claim; and
- The amount that is probable will be accepted by the customer and can be measured reliably.

Revenue from construction contracts is recognised over a period of time by reference to the stage of completion of the contract activities at the end of the reporting period.

The Company considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for the construction contract, the Company considers the effects of variable consideration, the existence of significant financing components, non-cash consideration, and consideration payable to the customer (if any).

Revenue from the construction contract is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts and volume rebates.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Revenue from contracts with customers (continued)

Variable consideration
If the consideration in a contract includes a variable amount, the Company estimates the amount of consideration to which it will be entitled in exchange for transferring the goods to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved. The construction contracts provide customers with a right to claim damages for delay in delivery of goods. The rights to claim damages for delay in delivery of goods give rise to variable consideration.

Rights to claim damages for delay in delivery of goods
Construction contracts provide a customer with a right to claim damages for delay in delivery of goods within a specified period. The Company uses a pre-agreed percentage method to estimate the amount of penalty that will be paid to the customer because this method best predicts the amount of variable consideration to which the Company will be entitled.

The requirements in IFRS 15 on constraining estimates of variable consideration are also applied in order to determine the amount of variable consideration that can be included in the transaction price. For delay in delivery of goods, instead of revenue, the Company recognises a refund liability. A right to pay a penalty for delay in delivery of goods (and corresponding adjustment to cost of goods sold) is also recognised for the delay in delivery of goods to the customer.

Contract assets - Work-in-progress/ excess billings
Work-in-progress is stated at cost plus attributable profit, less provision for any anticipated losses and progress billings. Cost comprises direct materials, labour, depreciation and overheads.

Where the progress billings for any contract exceed the cost plus attributable profit or less anticipated losses, the excess is shown as “excess progress billings” under liabilities. Claims are only recognised as income when the outcome and recoverability can be determined with reasonable certainty.

Contract revenue and costs are recognised as revenue and expenses, respectively, in the statement of comprehensive income when the outcome of a construction contract can be estimated reliably.

Value-added tax (VAT)
Revenues, expenses and assets are recognised net of the amount of VAT, except:

- When the VAT incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the VAT is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable; and/or
- When receivables and payables are stated with the amount of VAT included.

The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Property, plant and equipment
Property, plant and equipment comprise leasehold improvements and buildings, plant and machinery, furniture, fixtures and office equipment, motor vehicles and capital work-in-progress.

Property, plant and equipment is stated at cost, net of accumulated depreciation and/or accumulated impairment losses, if any. Such cost includes the cost of replacing part of the property, plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. When significant parts of property, plant and equipment are required to be replaced at intervals, the Company recognises such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognised in the carrying amount of the property, plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in the statement of comprehensive income as incurred. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the respective asset if the recognition criteria for a provision is met. Depreciation is calculated on a straight-line basis over the estimated useful lives of the other assets as follows:

Plant and machinery	5–8 years
Leasehold improvements and building	25 years
Furniture, fixtures and office equipment	5 years
Vehicles	4 years

Capital work-in progress is not depreciated. Capital work-in-progress relates to electrification of the Company's office building, which will be capitalised once available for use.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive income in the year the asset is derecognised.

The assets' residual values, useful lives and method of depreciation are reviewed at each financial year end and adjusted prospectively, if appropriate. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

Intangible assets
Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. Internally generated intangible, excluding capitalised development costs, are not capitalised and the related expenditure is reflected in the statement of comprehensive income in the year in which the expenditure is incurred. The useful lives of intangible assets are assessed to be either finite or indefinite.

Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible assets may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortisation period or method, as appropriate, and treated as changes in accounting estimates.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Intangible assets (continued)

The amortisation expense on intangible assets with finite lives is recognised in the statement of comprehensive income in the expense category consistent with the function of the intangible asset.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the statement of comprehensive income when the asset is derecognised.

The intangible assets of the Company relate to the capitalisation of expenditure incurred for SAP (ERP) implementation and other software which are amortised on straight-line basis over the estimated useful life of 3 to 5 years.

Leases

Company as a lessee
The Company applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Company recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

i) Right-of-use assets
The Company recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received and estimate of costs to be incurred by the lessee in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease, unless those costs are incurred to produce inventories. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognised right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term as follows:

Land	25 years

Right-of-use assets are subject to impairment review. Refer to the accounting policies in section impairment of non-financial assets.

ii) Lease liabilities
At the commencement date of the lease, the Company recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include, if any, the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Leases (continued)

Company as a lessee (continued)

ii) Lease liabilities (continued)
The variable lease payments that do not depend on an index or a rate are recognised as expense in the period on which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

iii) Short-term leases and leases of low-value assets
The Company applies the short-term lease recognition exemption to its short-term leases (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low value. Low value asset consideration are those less than USD 5,000. Lease payments on short-term leases and leases of low value assets are recognised as expense on a straight-line basis over the lease term.

Impairment of non-financial assets
The Company assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or cash-generating unit's (CGU) fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets.

When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

The Company bases its impairment calculation on detailed budgets and forecast calculations, which are prepared separately for each of the Company's CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to project future cash flows after the fifth year.

Impairment losses of continuing operations, including impairment on inventories, are recognised in the statement of comprehensive income in expense categories consistent with the function of the impaired asset.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Impairment of non-financial assets (continued)

For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, the Company estimates the asset's or CGU's recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the statement of comprehensive income.

Inventories
Inventories are valued at the lower of cost and net realisable value after making allowances for any slow moving obsolete or damaged items. Cost of inventories is based on weighted average principle, and includes expenditure incurred in bringing the inventories to their present location and condition. Goods in transit are recorded at cost when the rights and obligations relating to the goods are transferred to the Company.

Financial instruments - initial recognition and subsequent measurement
A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i) Financial assets

Initial recognition and measurement
Financial assets are classified, at initial recognition, as subsequently measured at amortised cost, fair value through other comprehensive income (OCI), and fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Company's business model for managing them.

With the exception of accounts receivable including retention receivables that do not contain a significant financing component or for which the Company has applied the practical expedient, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Accounts receivable including retention receivables that do not contain a significant financing component or for which the Company has applied the practical expedient are measured at the transaction price determined under IFRS 15.

In order for a financial asset to be classified and measured at amortised cost or fair value through OCI, it needs to give rise to cash flows that are 'solely payments of principal and interest (SPPI)' on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

The Company's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognised on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Financial instruments - initial recognition and subsequent measurement (continued)

i) Financial assets (continued)

Subsequent measurement
For purposes of subsequent measurement, financial assets are classified in four categories:

- *Financial assets at amortised cost (debt instruments)*
- *Financial assets at fair value through OCI with recycling of cumulative gains and losses (debt instruments)*
- *Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments)*
- *Financial assets at fair value through profit or loss*

Financial assets at amortised cost (debt instruments)
This category is the most relevant to the Company. The Company measures financial assets at amortised cost if both of the following conditions are met:

- *The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and*
- *The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding*

Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

The Company's financial assets at amortised cost includes accounts and other receivables, amount due from a related party, and bank balances and cash.

Accounts and other receivables and amount due from a related party
Accounts and other receivables and amount due from a related party are stated at original invoice less provision for expected credit losses. When an amount of accounts and other receivables and amount due from a related party is uncollectible, it is written off against the provision for expected credit losses. Subsequent recoveries of amounts previously written off are shown as other income in the statement of comprehensive income.

Bank balances and cash
Cash and cash equivalents in the statement of financial position comprise cash on hand, fixed deposits and bank balances.

For the purpose of the statement of cash flows, cash and cash equivalents consist of cash on hand, bank balances net of outstanding bank overdrafts, and deposits having maturity of 3 months or less, as they are considered an integral part of the Company's cash management.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Financial instruments - initial recognition and subsequent measurement (continued)

i) Financial assets (continued)

Subsequent measurement (continued)

Financial assets at fair value through OCI (debt instruments)
The Company measures debt instruments at fair value through OCI if both of the following conditions are met:
- The financial asset is held within a business model with the objective of both holding to collect contractual cash flows and selling; and
- The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding

For debt instruments at fair value through OCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognised in the statement of profit or loss and computed in the same manner as for financial assets measured at amortised cost. The remaining fair value changes are recognised in OCI. Upon derecognition, the cumulative fair value change recognised in OCI is recycled to profit or loss.

The Company does not have any debt instruments at fair value through OCI.

Financial assets designated at fair value through OCI (equity instruments)
Upon initial recognition, the Company can elect to classify irrevocably its equity investments as equity instruments designated at fair value through OCI when they meet the definition of equity under IAS 32 Financial Instruments: Presentation and are not held for trading. The classification is determined on an instrument-by-instrument basis.

Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognised income in the statement of profit or loss when the right of payment has been established, except when Company benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment.

The Company does not have any equity instruments at fair value through OCI.

Financial assets at fair value through profit or loss
Financial assets at fair value through profit or loss include financial assets held for trading, financial assets designated upon initial recognition at fair value through profit or loss, or financial assets mandatorily required to be measured at fair value. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term.

Derivatives, including separated embedded derivatives, are also classified as held for trading unless they are designated as effective hedging instruments. Financial assets with cash flows that are not solely payments of principal and interest are classified and measured at fair value through profit or loss, irrespective of the business model. Notwithstanding the criteria for debt instruments to be classified at amortised cost or at fair value through OCI, as described above, debt instruments may be designated at fair value through profit or loss on initial recognition if doing so eliminates, or significantly reduces, an accounting mismatch.

The Company does not have any derivative financial instrument at fair value.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Financial instruments - initial recognition and subsequent measurement (continued)

i) Financial assets (continued)

Derecognition
A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Company's statement of financial position) when:

- The rights to receive cash flows from the asset have expired; or

- The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Company also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

Impairment of financial assets
The Company recognises an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

For retention receivables, other receivables, bank balances, and amount due from a related party, ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

For contract receivables, the Company applies a simplified approach in calculating ECLs. Therefore, the Company does not track changes in credit risk, but instead recognises a loss allowance based on lifetime ECLs at each reporting date. The Company has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Financial instruments - initial recognition and subsequent measurement (continued)

ii) Financial liabilities

Initial recognition and measurement
Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Company's financial liabilities include contract and other payables, bank borrowings including bank overdrafts.

Subsequent measurement
The measurement of financial liabilities depends on their classification, as described below:

Contract and other payables
Liabilities are recognised for amounts to be paid in the future for goods or services received, whether billed by the supplier or not.

Bank borrowings
Bank borrowings are initially recognised at fair value less directly attributable transaction costs. After initial recognition, interest bearing bank borrowings are subsequently measured at amortised cost using the effective interest rate (EIR) method. Gains and losses are recognised in the statement of comprehensive income when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in finance costs in the statement of comprehensive income.

Instalments due within one year are shown as a current liability. Interest is charged as an expense as it accrues, with unpaid amounts included in "contract and other payables".

Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Company that are not designated as hedging instruments in hedge relationships as defined by IFRS 9.

Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognised in the statement of profit or loss. Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied.

The Company has not designated any financial liability as at fair value through profit or loss.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Financial instruments - initial recognition and subsequent measurement (continued)

ii) Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the statement of financial position if, and only if:

- there is a currently enforceable legal right to offset the recognised amounts; and
- there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

Employees' end of service benefits
The Company provides end of service benefits to its expatriate employees. The entitlement to these benefits is based upon the employees' final salary and length of service, subject to the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment.

Provisions
Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the statement of comprehensive income, net of any reimbursement.

Provisions are reviewed at each reporting date and adjusted to reflect the current best estimate. If it is no longer probable that an outflow of resources embodying economic benefits will be required to settle the obligation, the provision is reversed to the statement of comprehensive income.

Contingencies
Contingent liabilities are not recognised in the financial statements. They are disclosed unless the possibility of an outflow of resources embodying economic benefits is remote. A contingent asset is not recognised in the financial statements but disclosed when an inflow of economic benefits is probable.

Foreign currencies
The functional and reporting currency of the Company is AED. Transactions in foreign currencies are initially recorded by the Company at the currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date.

All differences arising on settlement or translation of monetary items are taken to the statement of income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Fair value measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

- *In the principal market for the asset or liability, or*
- *In the absence of a principal market, in the most advantageous market for the asset or liability*

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Fair value measurements (continued)

The principal or the most advantageous market must be accessible to by the Company. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

- Level 1 - Quoted (unadjusted) market prices in active markets for identical assets or liabilities.
- Level 2 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.
- Level 3 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

For assets and liabilities that are recognised in the financial statements on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

Related parties
A related party is defined as follows:

(a) A person or a close member of that person’s family is related to the Company if that person:

(i) Has control or joint control over the Company;
(ii) Has significant influence over the Company; or
(iii) Is a member of the key management personnel of the Company or of a parent of the Company.

3 Significant accounting policies judgments, estimates and assumptions (continued)

3.2 Summary of significant accounting policies (continued)

Related parties (continued)

(b) An entity is related to the Company if any of the following conditions applies:

(i) The entity and the Company are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others);
(ii) One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member);
(iii) Both entities are joint ventures of the same third party;
(iv) One entity is a joint venture of a third entity and the other entity is an associate of the third entity.
(v) The entity is a post-employment benefit plan for the benefit of employees of either the Company or an entity related to the Company. If the Company is itself such a plan, the sponsoring employers are also related to the Company;
(vi) The entity is controlled or jointly controlled by a person identified in (a); and
(vii) A person identified in (a) (i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

Events after the reporting date

Post year-end events up to the date of the approval of the financial statements for issue that provide additional information about the Company's position as at the reporting date (adjusting events) are reflected in the financial statements. Post year-end events that are not adjusting events are disclosed in the notes to the financial statements when material.

4 Revenue from contracts with customers

4.1 Disaggregated revenue information

Set out below is the disaggregation of the Group's revenue from contracts with customers:

	2021 AED	2020 AED
Pressure vessel manufacturing	**47,487,768**	89,554,649
Process module assembly	**4,046,994**	9,788,451
Heat exchanger manufacturing	**4,103,941**	195,365
Others - tank fabrication and installation	**45,377,983**	51,249,718
	101,016,686	150,788,183

	2021 AED	2020 AED
Geographical market		
Revenue from within the UAE	**47,442,403**	47,532,280
Revenue outside of the UAE	**53,574,283**	103,255,903
	101,016,686	150,788,183

4 Revenue from contracts with customers (continued)

4.2 Timing of revenue recognition

	2021 **AED**	2020 AED
Revenue earned over a period of time	**101,016,686**	150,788,183

4.3 Contract balances

	2021 **AED**	2020 AED
Contract assets (Note 13)	**193,942,905**	187,362,399
Accounts receivable (Note 16)	**71,166,769**	103,894,647
Retention receivables (Note 15)	**5,454,298**	5,454,298

4.4 Performance obligations

Information about the Company's performance obligations are summarised below:

Process module assembly
The performance obligation is satisfied upon supply and delivery in the Company's assembly yard in Hamriyah Free Zone, in strict accordance to the scope and requirement of the order. Payment terms are as per progress billings which shall be agreed by both parties.

The performance obligation to supply and deliver with a lead time as per the contractual duration (from date of signing the contract to date of completion; the contractual lead time varies between 6 to 25 months) has a payment option where the customer pays an agreed amount of the transaction price as an advance upon signing the contract.

Manufacture of pressure vessels, heat exchangers and others
The performance obligation is satisfied upon supply and delivery ex-works in the Company's assembly yard in Hamriyah Free Zone, in strict accordance to the scope and requirement of the order. Payment terms are as per progress billings which shall be agreed by both parties.

The performance obligation to supply and deliver with a lead time as per the contractual duration (from date of signing the contract to date of completion; the contractual lead time varies between 6 to 25 months) has a payment option where the customer pays an agreed amount of the transaction price as an advance upon issuance of the purchase order. The Company's warranty period varies between 3 to 18 months and is also based on the mutual agreement between the Company and its customers.

The transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at 31 December are, as follows:

	2021 **AED**	2020 AED
Transaction price allocated to the remaining performance obligations	**75,111,130**	178,495,484

5 Cost of revenue

	2021 AED	2020 AED
Material cost	**33,074,021**	52,028,937
Other direct costs including labour	**47,259,450**	49,018,781
Depreciation on property, plant and equipment (Note 10)	**9,954,957**	11,365,043
Depreciation on right-of-use assets (Note 22)	**4,822,394**	5,286,604
	95,110,822	117,699,365

6 Other income, net

	2021 AED	2020 AED
Sale of scrap	**3,209,343**	2,508,326
Interest income	**-**	20,971
Gain on disposal of fixed assets	**50,500**	-
Exchange loss	**(59,430)**	(27,918)
Miscellaneous income	**16,376**	42,080
	3,216,789	2,543,459

7 Selling and distribution expenses

	2021 AED	2020 AED
Business promotions	**236,662**	176,317
Advertisement	**-**	2,815
	236,662	179,132

8 General and administrative expenses

	2021	2020
	AED	AED
Salaries and related benefits	**18,667,427**	14,962,998
Legal, visa, professional and related expenses	**1,106,182**	3,154,094
Depreciation on property, plant and equipment (Note 10)	**598,152**	598,205
Insurance	**406,457**	488,082
Telephone and communications	**370,848**	386,333
Repairs and maintenance	**302,803**	326,749
Amortisation of intangible assets (Note 11)	**81,665**	81,665
Utilities	**121,898**	73,125
Printing and stationery	**34,044**	38,847
Travelling and conveyance	**13,525**	38,442
Others	**270,433**	552,826
	21,973,434	20,701,366

9 Finance costs

	2021	2020
	AED	AED
Interest on bank borrowings (Note 23)	**8,793,557**	8,020,389
Interest on lease liabilities (Note 22)	**2,641,205**	2,580,333
Bank charges	**1,833,821**	2,917,617
	13,268,583	13,518,339

10 Property and equipment

Significant portion of the Company's buildings are situated on land leased from Hamriyah Free Zone Authority, for a period of 25 years. Refer to Note 23 for details of mortgage of property, plant and equipment against bank borrowings. Capital work-in-progress relates to electrification of the Company's office building.

	Plant and machinery AED	Leasehold improvements and building AED	Furniture fixtures and office equipment AED	Vehicles AED	Capital work-in-progress AED	Total AED
Cost						
At 1 January 2020	91,857,809	97,182,490	20,833,008	6,408,903	1,849,898	218,132,108
Additions	826,500	-	3,457	-	42,161	872,118
At 31 December 2020	92,684,309	97,182,490	20,836,465	6,408,903	1,892,059	219,004,226
Additions	591,641	-	219,647	-	4,996,733	5,808,021
Disposals	-	-	-	(285,000)	-	(285,000)
Transfers	24,222	2,250,741	-	-	(2,274,963)	-
At 31 December 2021	**93,300,172**	**99,433,231**	**21,056,112**	**6,123,903**	**4,613,829**	**224,527,247**
Accumulated depreciation:						
At 1 January 2020	71,136,919	23,805,072	18,687,649	6,393,736	-	120,023,376
Charge for the year	7,481,430	3,883,613	591,705	6,500	-	11,963,248
At 31 December 2020	78,618,349	27,688,685	19,279,354	6,400,236	-	131,986,624
Charge for the year	5,998,008	3,931,966	616,635	6,500	-	10,553,109
Disposal	-	-	-	(285,000)	-	(285,000)
At 31 December 2021	**84,616,357**	**31,620,651**	**19,895,989**	**6,121,736**	**-**	**142,254,733**
Net carrying amount:						
At 31 December 2021	**8,683,815**	**67,812,580**	**1,160,123**	**2,167**	**4,613,829**	**82,272,514**
At 31 December 2020	14,065,960	69,493,805	1,557,111	8,667	1,892,059	87,017,602

10 Property and equipment (continued)

Depreciation is allocated as follows:

	2021 AED	2020 AED
Depreciation charged to cost of revenue (Note 5)	**9,954,957**	11,365,043
Depreciation charged to general and administrative expenses (Note 8)	**598,152**	598,205
	10,553,109	11,963,248

11 Intangible assets

	Computer software 2021 AED	2020 AED
Cost:		
At 1 January	**244,995**	229,995
Additions	**-**	15,000
At 31 December	**244,995**	244,995
Accumulated amortisation:		
At 1 January	**115,283**	33,618
Charge for the year (Note 8)	**81,665**	81,665
At 31 December	**196,948**	115,283
Net carrying amount:		
At 31 December	**48,047**	129,712

12 Inventories

	2021 AED	2020 AED
Raw materials - pipes, plates and round bars	**5,556,176**	5,828,598

The above inventories are stored in various warehouses in UAE and are hypothecated against credit facilities (Note 23). The Company does not make any provisions for slow-moving inventories.

13 Work-in-progress

	2021 AED	2020 AED
Work-in-progress	**193,942,905**	187,362,399

	2021 AED	2020 AED
Contract costs incurred plus recognised profit less recognised losses to date on projects in progress	**378,897,967**	342,922,578
Less: progressive billings	**(184,955,062)**	(155,560,179)
	193,942,905	187,362,399

Any unrealised portion of the work-in-progress from the balance of AED 26,750,688 (2020: AED 26,750,688) is guaranteed by a shareholder.

14 Advances, deposits and other receivables

	2021 AED	2020 AED
Advances to sub-contractors and suppliers	**26,276,703**	16,865,086
Guarantee deposits	**1,263,351**	1,263,351
Margin deposits	**3,131,488**	1,397,209
Staff loans and advances	**184,641**	404,769
Prepayments	**343,836**	95,305
Deposits	**373,400**	338,088
Other receivables	**4,079,634**	4,018,650
	35,653,053	24,382,458

Margin deposits are under lien against credit facilities (Note 23). Margin deposits amounting to AED Nil (2020: AED 184,370), are held as margins against credit facilities with National Bank of Fujairah.

Other receivables include an amount of AED 4,018,650 (2020: AED 4,018,650) representing claims for damages from a supplier. This amount has been guaranteed in full by a shareholder.

15 Retention receivables

	2021 AED	2020 AED
Retention receivables	**5,454,298**	5,454,298

These relates to a percentage of the contract price being retained by the customers for a period of 12 to 18 months (as per contract agreements), for the purpose of repair of damages (if any), that arise as a result of work done on the projects by the Company. These amounts are received at the expiration of the retention period.

As at the reporting date, all the retention receivables are due in less than 12 months. Any unrealised portion of the retention receivable from the balance of AED 5,410,811 (2020: AED 5,410,811) is guaranteed by a shareholder.

16 Accounts receivable

	2021 AED	2020 AED
Accounts receivable	**71,166,769**	103,894,647

As at 31 December, the ageing of unimpaired accounts receivable is as follows:

				Past due but not impaired			
	Total AED	<30 days AED	31-60 days AED	61-90 days AED	91-120 days AED	121-365 days AED	>365 days AED
2021	**71,166,769**	**1,214,270**	**1,781,674**	**-**	**2,203,500**	**1,408,317**	**64,559,008**
2020	103,894,647	21,210,145	6,938,627	4,900,055	5,333,851	2,414,620	63,097,349

Any unrealised portion of the accounts receivable from the balance of AED 62,779,726 (2020: AED 63,097,349) is guaranteed by a shareholder.

17 Related party transactions

Related parties represent shareholders, directors and key management personnel of the Company, and entities controlled, jointly controlled or significantly influenced by such parties. Pricing policies and terms of these transactions are approved by the Company's management.

(a) Significant related party transactions included in the financial statements are as follows:

	2021 AED	2020 AED
Shareholder		
Purchases	**7,418,076**	4,963,018
Key management personnel		
Management fees (Note 17d)	**1,800,000**	1,950,000

(b) Balances with related parties included in the statement of financial position are as follows:

	2021 AED	2020 AED
Amount due from a shareholder		
Gerab National Enterprises (L.L.C)	**23,375,682**	32,569,862

Terms and conditions of transactions with related parties
Outstanding balances at the year-end arise in the normal course of business. For the year ended 31 December 2021, the Company has not recorded impairment of amounts owed by any related party, as the provision for expected credit losses on the amounts due from a related party was not material to the financial statements and the credit risk associated with it is assessed as low (2020: Nil).

17 Related party transactions (continued)

(c) Amounts guaranteed by a shareholder

As mentioned in Notes 13,14, 15 and 16, a shareholder has guaranteed the unrealised portions of retention receivables, work-in-progress, other receivables and accounts receivable, as at 31 December 2021 amounting to AED 98,959,875 (2020: AED 99,277,498). As of the date of the approval of these financial statements, the funds against the above amount have still not been received, however a settlement agreement has been formed with the shareholder.

(d) Compensation of key management personnel

Management fee is paid in lieu of compensation for key management personnel.

18 Bank balance and cash

	2021 AED	2020 AED
Bank balances	**1,617,246**	2,783,083
Cash on hand	**46,610**	175,681
Fixed deposits	**-**	2,018,214
Bank balances and cash	**1,663,856**	4,976,978
Less: bank overdrafts (Note 23)	**(7,743,578)**	(10,118,836)
Less: deposits maturing after 3 months	**-**	(2,018,214)
Cash and cash equivalents	**(6,079,722)**	(7,160,072)

Fixed deposits comprising principal and accrued interest are under lien against credit facilities (Note 23). These fixed deposits are held against bank guarantees and have an interest rate of 1.5% and a tenure of 12 months.

19 Share capital

Share capital of the Company comprises 150 authorised, issued and fully paid up shares of AED 1,000 each. The shareholders and their percentage holdings are as follows:

	Percentage of holding
Mr. Ramakrishnan Saseendran Kodapully - Managing Director	**50%**
Gerab National Enterprises (L.L.C)	**50%**
	100%

Additional capital contribution relates to capital contributions by the shareholders which are not part of the share capital.

20 Statutory reserve

In accordance with the local laws and regulations in the jurisdictions in which the Company operates. According to the Articles of Association of the Company, 10% of annual net profits is allocated to the statutory reserve and the transfer to statutory reserve may be suspended, when the reserve reaches 50% of the paid-up capital. This reserve is not available for distribution.

	2021	2020
	AED	AED
Balance at the end of the year	**150,000**	150,000

21 Shareholder's current account

This relates to balances due to a shareholder of the Company. The movement in this account has been shown as follows:

	2021	2020
	AED	AED
At 1 January	**23,308,822**	42,591,311
Payments made during the year to shareholder, net	**(6,165,952)**	(19,282,489)
At 31 December	**17,142,870**	23,308,822

The balance owed to a shareholder is subordinated to banks against the credit facilities (Note 23).

During the current year AED Nil (2020: AED 19,568,110) was applied against the guaranteed accounts receivable, retention receivables, and work-in-progress. The remaining amount of AED 6,165,952 pertains to net payments made by the Company on behalf of a shareholder (2020: AED 285,621 net payments made by a shareholder on behalf of the Company).

22 Leases

The Company has entered into commercial leases of land for office, manufacturing yards and storage facilities. These leases generally have lease term of 25 years. The Company's obligations under its leases are secured by the lessor's title to the leased assets. There are no restrictions placed upon the Company by entering into these leases.

The Company also has certain leases with lease terms of 12 months or less and leases with low value. The Company applies the 'short-term lease' and 'lease of low-value assets' recognition exemptions for these leases.

22 Leases (continued)

Right-of-use assets
Set out below are the carrying amounts of right-of-use assets recognised and the movements during the year:

	Leasehold land	
	2021	2020
	AED	AED
Cost:		
At 1 January	**61,082,305**	58,237,286
Additions	**-**	2,845,019
At 31 December	**61,082,305**	61,082,305
Accumulated depreciation:		
At 1 January	**8,918,593**	3,631,989
Charge for the year (Note 5)	**4,822,394**	5,286,604
At 31 December	**13,740,987**	8,918,593
Net carrying amount:		
At 31 December	**47,341,318**	52,163,712

Lease liabilities
Set out below are the carrying amounts of lease liabilities and the movement during the year:

	2021	2020
	AED	AED
At 1 January	**62,146,012**	60,339,309
Additions	**-**	2,845,019
Interest on lease liabilities (Note 9)	**2,641,205**	2,580,333
Lease payments during the year	**(6,886,976)**	(3,618,649)
At 31 December	**57,900,241**	62,146,012

Lease liabilities are presented in the statement of financial position as:

	2021	2020
	AED	AED
Current portion	**2,942,821**	6,999,565
Non-current portion	**54,957,420**	55,146,447
	57,900,241	62,146,012

22 Leases (continued)

The following amounts are recognised in profit or loss:

	2021 **AED**	2020 AED
Depreciation expense of right-of-use assets (Note 5)	**4,822,394**	5,286,604
Interest expense on lease liabilities (Note 9)	**2,641,205**	2,580,333
	7,463,599	7,866,937

The Company had total cash outflows for leases of AED 6,886,976 in 2021 (2020: AED 3,618,649).

The Company's lease contracts include extension options and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Company's business needs. Management exercises significant judgment in determining whether these extension and termination options are reasonably certain to be exercised (Note 3.1).

The maturity analysis of lease liabilities is disclosed in Note 27.

23 Bank borrowings

	2021 **AED**	2020 AED
Term loans (Note (a) below)	**89,347,855**	96,954,317
Trust receipts (Note (b) below)	**20,683,998**	12,587,277
Working capital loans	**13,475,104**	16,116,303
Bank overdrafts (Note 18 and Note (c) below)	**7,743,578**	10,118,836
	131,250,535	135,776,733
Less: non-current portion of the long-term loans	**(68,264,743)**	(85,650,692)
Current portion	**62,985,792**	50,126,041

Details of the borrowings follows:

a) During the year ended 31 December 2020, the Company negotiated the payment terms of an existing term loan with a commercial bank in UAE, into repayable in 15 equal quarterly instalments starting from June 2022 whereas the interest payment will commence from March 2021.

   Term loans also include long-term loans for the purchase of machineries, repayable in 48 monthly instalments over 4 years until 2023. There was no impact of the negotiations on the payment terms of this loan.

   The term loans carry financing cost at commercial rate plus 1 to 3-month EIBOR per annum.

23 Bank borrowings (continued)

b) Trust receipts and working capital loans were obtained from commercial banks in UAE to meet the Company's working capital requirements. These are denominated in AED, are short-term in nature hence repayable within one year, and carry financing cost at commercial rate + applicable EIBOR per annum.

c) Bank overdrafts include AED 7,737,743 obtained from a commercial bank in UAE, denominated in USD and is repayable on demand.

Details of the securities of the above loan and borrowings are as follows:

1. Personal Guarantees of Mr. Ramakrishnan Saseendran Kodapully (the "Guarantor"), shareholder of the Company.

2. Corporate Guarantee of Gerab National Enterprises (L.L.C) (the "Guarantor") (supported by board resolution), also a shareholder of the Company.

3. Cross Corporate Guarantee of Messrs. Quality International Co Ltd FZC - Sharjah, Quality International Co Ltd FZC - Fujairah and Quality International Co. Ltd LLC - Ajman (the "Guarantor") (supported by board resolution).

4. Registered mortgage over plants and machineries belonging to customer located in Hamriyah Free Zone Phase - II along with assignment of insurance, in favour, of the bank.

5. Assignment of leasehold rights over various properties situated in the Hamriyah Free Zone, in favour of the bank.

6. Settlement cheque covering total facility amount drawn by the Company, on and in favour of, the bank.

24 Employees' end of service benefits

Movements in the provision recognised in the statement of financial position are as follows:

	2021 **AED**	2020 AED
Provision as at 1 January	**6,303,365**	5,693,773
Provided during the year	**1,041,865**	910,998
Paid during the year	**(468,333)**	(301,406)
Provision as at 31 December	**6,876,897**	6,303,365

25 Contract and other payables

	2021 AED	2020 AED
Contract payables	**65,876,482**	62,317,061
Accruals	**32,335,160**	32,313,206
Bills payables	**300,000**	466,608
Retention payable	**264,744**	264,744
	98,776,386	95,361,619

Refer to Note 27 for details of the company's liquidity risk management process.

26 Commitments and contingencies

a) Capital commitments

At 31 December 2021, the Company does not have any capital commitments (2020: Nil).

b) Contingencies

	2021 AED	2020 AED
Letters of credit	**-**	733,460
Bank guarantees	**45,691,710**	29,150,062
	45,691,710	29,883,522

It is anticipated that no material liability will arise from the above contingencies.

27 Financial risk management objectives and policies

The Company's principal financial liabilities comprise bank borrowings, lease liabilities, and contract and other payables. The main purpose of these financial liabilities is to raise finance for the Company's operations. The Company has various financial assets such as accounts receivable including retentions receivable, advances, deposits and other receivables, bank balances and cash which arise directly from its operations.

The Company's risk management policies are established to identify and analyse the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions, products and services offered. The Company, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment, in which all employees understand their roles and obligations. The Board of Directors review and agree policies for managing each of these risks which are summarised below.

27 Financial risk management objectives and policies (continued)

Interest rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The Company is exposed to interest rate risk on its interest-bearing liabilities (bank borrowings). The Company's interest-bearing financial assets and liabilities expose them to risks associated with the effects of fluctuations in the prevailing levels of market interest rates on their financial position and cash flows.

The sensitivity analysis below has been determined based on the exposure to interest rates for bank borrowings at the reporting date. The analysis is prepared assuming that these amounts outstanding at the reporting date were outstanding throughout the year. A 50-basis point increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management's assessment of a reasonably possible change in interest rates.

If interest rates had been 50 basis points higher/lower and all other variables held constant, the Company's profit for the year end 31 December 2021 would decrease/increase by AED 656,253 (2020: AED 678,884). There is no direct impact on the Company's equity other than the impact resulting from the effect on the profit for the year.

Currency risk
Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates.

Currency risks mainly arise from sales or purchase by the Company in foreign currencies other than their functional currency. The Company's statement of financial position is not affected significantly by movements in other currencies which are currently pegged to the USD.

Credit risk
Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company is exposed to credit risk on its accounts receivable including retention receivables, advances, deposits and other receivables and bank balances.

Maximum exposure to credit risk
The table below shows the maximum exposure to credit risk for the components of the statement of financial position without taking account of any collateral and other credit enhancements.

	2021 **AED**	2020 AED
Bank balances	**1,617,246**	2,783,083
Fixed deposits	**-**	2,018,214
Work-in-progress	**193,942,905**	187,362,399
Accounts receivable	**71,166,769**	103,894,647
Retention receivables	**5,454,298**	5,454,298
Amount due from a related party	**23,375,682**	32,569,862
Margin deposits	**3,131,488**	1,397,209
Guarantee deposits	**1,263,351**	1,263,351
Deposits	**373,400**	338,088
Other receivables	**4,079,634**	4,018,650
	304,404,773	341,099,801

27 Financial risk management objectives and policies (continued)

Credit risk (continued)

Accounts receivable including retention receivables
Customer credit risk is managed by each business unit subject to the Company's established policy, procedures and control relating to customer credit risk management. Credit quality of a customer is assessed based on an extensive credit rating scorecard and individual credit limits are defined in accordance with this assessment. Outstanding customer receivables are regularly monitored and any shipments to major customers are generally covered by letters of credit or other forms of credit insurance obtained from reputable banks and other financial institutions.

The Company sells its products to a large number of customers based in various countries. Its five largest customers account for 89% of the outstanding trade receivables at 31 December 2021 (2020: 75%).

An impairment analysis is performed at each reporting date using a provision matrix to measure expected credit losses. The provision rates are based on days past due for groupings of various customer segments with similar loss patterns (i.e., by geographical region, product type, and customer type and rating). The calculation reflects the probability-weighted outcome, the time value of money and reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions.

Generally, accounts receivable are written-off if past due for more than one year and are not subject to enforcement activity. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial assets disclosed in Note 16.

Amount due from a related party
Amount due from a related party relates to transactions arising in the normal course of business with minimal credit risk. The Company does not anticipate any significant credit losses on balances due from related parties owing to the fact that there is no prior history of defaults with regards to the amount due from a related party.

Deposits and other receivables
With respect to credit risk arising from the advances, deposits and other receivables, the Company's exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these assets.

Bank balances including fixed deposits
The Company limits its credit risk with respect to bank balances by only dealing with reputable banks and no material expected credit losses were noted at the reporting date.

Liquidity risk
Liquidity risk is the risk that the Company will encounter difficulty in meeting financial obligations due to shortage of funds. The Company's exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and financial liabilities.

Prudent liquidity risk management implies maintaining sufficient cash and bank balances, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions.

27 Financial risk management objectives and policies (continued)

Liquidity risk (continued)

The Company's approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company's reputation. The Company manages liquidity risk by monitoring forecast and actual cash flows and matching the maturity profiles of financial assets and liabilities. The Company limits its liquidity risk by ensuring adequate funds from the shareholders and financial institutions are available.

The table below summarises the maturities of the Company's undiscounted financial liabilities at 31 December, based on contractual payment dates and current market interest rates:

	Less than 1 year AED	Between 1 to 5 years AED	More than 5 years AED	Total AED
At 31 December 2021				
Contract and other payables	**98,776,386**	**-**	**-**	**98,776,386**
Bank borrowings	**68,478,893**	**74,926,830**	**-**	**143,405,723**
Lease liabilities	**9,403,240**	**27,945,775**	**34,913,902**	**72,262,917**
	176,658,519	**102,872,605**	**34,913,902**	**314,445,026**
At 31 December 2020				
Contract and other payables	95,361,619	-	-	95,361,619
Bank borrowings	58,603,164	97,176,211	-	155,779,375
Lease liabilities	14,296,240	19,993,700	44,910,752	79,200,692
	168,261,023	117,169,911	44,910,752	330,341,686

28 Capital management

The primary objective of the Company's capital management is to ensure that it maintains sufficient capital in order to support its business and maximise returns to shareholders.

The Company manages its capital structure and makes adjustments to it in light of changes in business conditions to maintain or adjust the capital structure; the Company may adjust the dividend payment to shareholders, return capital to shareholders or issue new capital. No changes were made in the objectives, policies or processes during the years ended 31 December 2021 and 31 December 2020. Capital comprises share capital, additional contributed capital, statutory reserve, shareholder's current account and retained earnings and is measured at of AED 171,670,559 as at 31 December 2021 (2020: AED 204,192,537).

29 Fair values of financial instruments

Financial instruments comprise financial assets and financial liabilities.

Financial assets consist of bank balances, cash in hand, advances, deposits and other receivables, accounts receivable including retention receivables. Financial liabilities consist of bank borrowings, lease liabilities and contract payables and other payables.

The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The fair value of the financial assets and liabilities (except non-current portion of bank borrowings) approximate their carrying amounts largely due to the short-term maturities of these instruments. The fair value of non-current portion of bank borrowings is not significantly different from its carrying value as these bank borrowings bear interest at floating rates which are re-priced at regular intervals.

30 Subsequent events

Subsequent to the reporting date, the company's shareholding structure is subject to change as a result of an ongoing share purchase transaction with a third party investor. The share purchase agreement pertaining to this transaction has not been finalized and signed at the time issuance of these financial statements.